EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
[LOGO]
Spectranetics                                                  96 Talamine Court
------------------------------------             Colorado Springs, CO 80907-5186
BRILLIANCE IN INTERVENTIONAL THERAPY             www.spectranetics.com



Contact:
James P. McCluskey, VP-Finance                                  February 1, 1999
Jan Morton, Investor Relations
(800) 633-0960


                 SPECTRANETICS CONTINUES RUN OF RECORD REVENUES
           LED BY 59% GROWTH IN U.S. CATHETER SALES IN FOURTH QUARTER

     Colorado Springs, Colo. - Feb. 1, 1999 -- The Spectranetics Corporation (NASDAQ: SPNC) today reported record annual revenues of $27.8-million and a sixth consecutive quarter of record revenues in the 1998 fourth quarter.

     Consolidated revenues in the fourth quarter of 1998 rose 16% over the same period in 1997 to $7,499,000. Net loss for the quarter decreased 41% to $662,000 or $0.03 a share from $1,123,000 or $0.06 a share in the 1997 period.

     For 1998, consolidated revenues increased 27% to $27,784,000. Gross margins rose to 54% from 49% in 1997, an increase of 500 basis points. The combination resulted in a 29% decrease in net loss to $3,275,000 or $0.17 a share from $4,620,000 or $0.25 a share in 1997.

     "The growth of the Spectranetics medical business to record levels throughout 1998 reflects our growing sales of laser catheters for cardiac procedures," said Joseph A. Largey, President and Chief Executive Officer. "These proprietary products in turn have driven gross margins to new highs and moved the Company closer to its goal of profitability."

     Continued investment in new product development and clinical trials is necessary for the ongoing improvement in the Company's financial results.

Fourth Quarter Results

     Consolidated revenues from laser catheters, the Company's highest margin product category and a source of recurring revenue, increased 39% for the quarter as compared to the same period in 1997. The growth from laser catheters was led by a 59% increase in the United States, partially offset by a 32% decline in Europe. The growth in consolidated laser catheter


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


revenues was led by lead removal catheters which almost doubled in the fourth quarter as compared to the same period in 1997.

     While placements of the Company's laser systems increased 8% during the fourth quarter of 1998 as compared to the same period in 1997, laser revenues declined 25%, due to $636,000 of laser revenues from shipments in fourth quarter 1997 to United States Surgical Corporation (USSC), a division of Tyco International. Since the laser portion of the supply agreement with USSC was completed in September 1998, no revenues from these sales were realized in the fourth quarter of 1998. Excluding the effect of shipments to USSC in both periods, laser revenues increased 18%.

     Service revenues from the Company's base of laser equipment increased 63% in the fourth quarter.

     Polymicro, the Company's drawn silica glass industrial subsidiary, reported a 21% gain for the quarter as compared to the fourth quarter of 1997. Polymicro manufactures drawn silica glass products for medical, aerospace and industrial use, including components for Spectranetics fiber optic catheters.

     Consolidated operating expenses increased only 2% in the quarter to $4,798,000 as compared to the fourth quarter of 1997, reflecting a slowing of growth in expenses overall. Selling and administration expenses were down 5% from the 1997 quarter, while research and development costs increased 42% with the development of new products.

Year-End Results

     For the year ended December 31, 1998, consolidated sales of laser catheters were up 32% as compared to 1997. The growth from laser catheters was led by a 65% increase in the United States, partially offset by a 35% decline in Europe. With the newest application for lead removal approved by the FDA in late 1997 and two larger sizes of this catheter approved in September 1998, consolidated sales of the lead removal catheters approximately doubled in 1998. The larger catheters provide additional capability for removal of larger pacemaker leads as well as defibrillator leads.

     Laser revenues in 1998 were up 19% over 1997 revenues and included $2.9-million of equipment sales to USSC. In 1997, sales of equipment to USSC under the laser portion of the supply contract totaled $1.2-million. Laser equipment service revenues increased 44% in 1998.

     Polymicro reported a 28% gain in 1998 sales.

     Consolidated operating expenses in 1998 increased 18% to $18,269,000 over 1997 figures. Selling and administration costs were up 17% over 1997, reflecting investments in the sales organization combined with marketing activities, primarily related to the lead removal products. Research and development expenses increased 29% for the year.


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     Cash at December 31, 1998 increased by $69,000 from September 30, 1998 to
$4,158,000.

     The Spectranetics Corporation develops, manufactures, markets and distributes technology for interventional cardiovascular therapy. The Company's CVX-300(R) excimer laser system is the only excimer laser system approved by the FDA for cardiovascular procedures. The technology has been designed for use in multiple cardiovascular applications, including coronary angioplasty and the removal of pacemaker and ICD leads. The Company is also developing additional applications for its excimer laser technology in restenosed stents, and peripheral vascular applications.

     Polymicro Technologies, Inc., subsidiary located in Phoenix, AZ, manufactures drawn silica glass products for medical, aerospace and industrial use, including components for Spectranetics laser catheters.


Note: Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.



                          THE SPECTRANETICS CORPORATION
                 Condensed Consolidated Statements of Operations
                         (000's, except per share data)
                                   (unaudited)

                                                                   Three Months Ended                          Year Ended
                                                                        December 31,                           December 31,
                                                                1998                1997                1998                1997
                                                              --------            --------            --------            --------
Net revenues .......................................          $  7,499            $  6,491            $ 27,784            $ 21,878
Cost of revenues ...................................             3,401               2,956              12,872              11,263
                                                                                  --------            --------            --------
                                                                                                                          --------
Gross margin .......................................             4,098               3,535              14,912              10,615
                                                              --------            --------            --------            --------
Gross margin % .....................................                55%                 54%                 54%                 49%
Operating expenses:
     Selling & administration ......................             3,839               4,023              15,370              13,174
     Research & development ........................               959                 674               2,899               2,243
                                                              --------            --------            --------            --------
Total operating expenses ...........................             4,798               4,697              18,269              15,417
                                                              --------            --------            --------            --------
Loss from operations ...............................              (700)             (1,162)             (3,357)             (4,802)
Other income .......................................                38                  39                  82                 182
                                                              --------            --------            --------            --------
Net loss ...........................................          $   (662)           $ (1,123)           $ (3,275)           $ (4,620)
                                                              ========            ========            ========            ========
Net loss per share .................................          $  (0.03)           $  (0.06)           $  (0.17)           $  (0.25)
Weighted average shares outstanding
                                                                19,110              18,675              19,018              18,654
                                                              --------            --------            --------            --------


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                      Condensed Consolidated Balance Sheets
                               (000's, unaudited)

                                                 December 31,      December 31,
                                                    1998              1997
                                                 ------------      ------------
Assets
Current assets
      Cash, cash equivalents and securities .....  $ 4,158          $ 8,590
      Accounts receivable .......................    5,182            4,505
      Inventories ...............................    2,610            2,315
      Other current assets ......................      361              295
                                                   -------          -------
Total current assets ............................   12,311           15,705
      Property - net ............................    5,323            3,906
      Other assets ..............................    4,605            5,714
                                                   =======          =======
Total assets ....................................  $22,239          $25,325
                                                   =======          =======
Liabilities and stockholders' equity
      Current liabilities .......................  $ 7,775          $ 8,118
      Long term liabilities .....................    3,196            3,144
      Stockholders' equity ......................   11,268           14,063
                                                   =======          =======
Total liabilities and stockholders' equity         $22,239          $25,325
                                                   =======          =======


     The above information regarding operating expense levels is forward-looking and actual results may differ materially from the results that Spectranetics currently anticipates. The specific factors and events that could cause the actual results to differ materially from the expected results include the inability to effectively increase revenue levels and decrease expenses to alleviate excess cash consumption. Actual results may also be affected by, among other things, risks and uncertainties related to new product development cycles, research and development activities, regulatory approvals of new products, new product introductions and market acceptance of new products, introduction of competitive products by others, third-party reimbursement, physician training, and other factors including those set forth from time to time in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1997 and Form 10-Qs filed quarterly in 1998.

     Additional information on the company may be obtained from our website address at www.spectranetics.com.


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